Exhibit 99.1

Jaguar Health and its Subsidiary, Napo Pharmaceuticals, Enter into a Second Amendment to the Accounts Receivable Purchase Agreement with Oasis Capital, LLC, Dated May 12, 2020

SAN FRANCISCO, CA / August 14, 2020 / Jaguar Health, Inc. (NASDAQ:JAGX) today announced that Jaguar and its wholly owned subsidiary, Napo Pharmaceuticals, Inc., (collectively, the “Company”) have jointly entered into a second amendment to the accounts receivable purchase agreement with Oasis Capital, LLC (“Oasis”), dated May 12, 2020, pursuant to which Oasis agreed to purchase additional accounts receivable of the Company related to the sales of the Company’s Mytesi® drug product to Cardinal Health for the period of June 29, 2020 through August 4, 2020 (the “Summer 2020 Accounts Receivable”). The Summer 2020 Accounts Receivable have a gross value of $3,152,545.

“We are pleased to enter into this additional amendment with Oasis. Based on the success of the first two tranches of accounts receivable financing, we have been able to further our strategy of bringing in non-dilutive capital and striving to become a stable, cash flow positive commercial business,” said Lisa Conte, Jaguar’s president and CEO.

Per the terms of the agreement, Oasis will receive a fee of 5.45% (the “Fee”) of the $3,152,545.48 Summer 2020 Accounts Receivable following their purchase of the Summer 2020 Accounts Receivable for $1,339,831.83, an increased percentage of the gross accounts receivable compared to the April 2020 purchase (the “Purchase Price”). As with the April 2020 sales of Mytesi, Oasis will return to the Company any amount that exceeds the sum of the Purchase Price and the Fee. As with all Mytesi gross sales, the Summer 2020 Accounts Receivable will be reduced by Medicare, ADAP 340B chargebacks, returns, and wholesale distribution fees based on historical trends to determine net sales.

Under the amendment, Oasis is entitled to a one-time transaction fee of $5,000.

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon Rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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